Exhibit 5.1

CONYERS DILL & PEARMAN LLP
SIX, 2nd Floor, Cricket Square
PO Box 2681, Grand Cayman KY1-1111
Cayman Islands
T + 1 345 945 3901
conyers.com

14 July 2025

Matter No.: 716354
1 345 814 7786
cora.miller@conyers.com

NFT Limited

c/o Conyers Trust Company (Cayman) Limited

Cricket Square, Hutchings Drive

P.O. Box 2681

Grand Cayman, KY1-111

Cayman Islands

Dear Sirs and Madams:

Re: NFT Limited (the “Company”)

We have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-3 (the “Registration Statement”, which term does not include any other instrument of agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), to be filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the Act) on or around the date hereof (the “Prospectus”), in respect of an offering of up to US$500,000,000 in the aggregate of Class A ordinary shares of the Company with a nominal or par value US$0.005 each (the “Shares”), debt securities, warrants, units and rights to purchase the Shares to be issued by the Company on the terms as set out in the Prospectus.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined the following documents:

1.1.	the Registration Statement; and

1.2.	the Prospectus.

The documents listed in items 1.1 and 1.2 above are herein sometimes collectively referred to as the “Securities Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

1.3.	a copy of the Certificate of Incorporation dated 30 September 2022 and the First Amended and Restated Memorandum and Articles of Association of the Company approved by special resolution passed on 18 March 2024 (the “Memorandum and Articles of Association”), each certified by the Secretary of the Company on 19 June 2025 (collectively, the “Constitutional Documents”);

1.4.	a copy of unanimous written resolutions of the directors of the Company dated 16 January 2025 (the “Resolutions”);

1.5.	a copy of a Certificate of Good Standing (the “Good Standing Certificate”) issued by the Registrar of Companies in relation to the Company on 14 July 2025 (the “Certificate Date”);

1.6.	a copy of a certificate of incumbency of the Company issued by Conyers Trust Company (Cayman) Limited dated 19 June 2025 (the “Incumbency Certificate” and together with the Constitutional Documents, Good Standing Certificate, Incumbency Certificate, Officer’s Certificate and the Resolutions, the “Corporate Documents”);

1.7.	the results of our electronic searches against the Company at the Registrar of Companies conducted on 19 June 2025 and the electronic Register of Writs and other Originating Process of the Grand Court of the Cayman Islands conducted at 2:21 p.m. on 19 June 2025; and

1.8.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Securities Documents, Corporate Documents and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.6.	that the Company will issue the Shares pursuant to the Securities Documents and in furtherance of its objects as set out in its Constitutional Documents;

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2.7.	that the Constitutional Documents will not be amended in any manner that would affect the opinions set forth herein;

2.8.	that, upon the issue of any Shares the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.9.	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Shares of the Company;

2.10.	the transactions contemplated under the Securities Documents comply with the requirements of the applicable rules of the New York Stock Exchange (“NYSE”);

2.11.	that prior to, at the time of, and immediately following the approval of the transactions contemplated by the Registration Statement, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions contemplated by the Securities Documents for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference;

2.12.	the Company has not taken any action to appoint a restructuring officer;

2.13.	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will or have been duly filed with and declared effective by the SEC;

2.14.	the Company will have sufficient authorized capital to effect the issue of each of the Shares at the time of issuance pursuant to the Securities Documents;

2.15.	that all necessary corporate action will be taken by or on behalf of the Company to authorise and approve any issuance of Shares and related matters and that the applicable definitive purchase, underwriting or similar agreement and, if debt securities are to be issued, the applicable indenture and any applicable supplements thereto, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto; and

2.16.	save for the Corporate Documents, there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions contemplated by the Registration Statement.

3.	QUALIFICATIONS

3.1.	We express no opinion with respect to the issuance of the Shares pursuant to any provision of the Transaction Documents that purports to obligate the Company to issue Shares following the commencement of a winding up or liquidation of the Company.

3.2.	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

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3.3.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (As Revised) (“Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2.	When issued and recorded in the register of members of the Company in accordance with the Memorandum and Articles of Association of the Company and paid for as contemplated by the Securities Documents, the Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as exhibit 5.1 to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving this consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Yours faithfully,

/s/ Conyers Dill & Pearman LLP

Conyers Dill & Pearman LLP

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